                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

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Filed by a Party other than the Registrant [_]

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                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                 Acordia, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                          --Enter Company Name Here--
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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         pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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[_]  Fee paid previously with preliminary materials.

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Notes:

                                                                 April 11, 1997

ACORDIA

Dear Fellow Stockholder:

  Your officers and directors join me in inviting you to attend the 1997 Annual Meeting of Stockholders of Acordia, Inc. The formal notice of this meeting and the Proxy Statement accompany this letter.

  By attending the meeting, you will have an opportunity to hear the plans for our Company's future, to meet your officers and directors and to participate in the business of the meeting. You will note that the Board of Directors of the Company recommends a vote "FOR" the election of four directors to serve until the 2000 Annual Meeting of Stockholders, and "FOR" the ratification of Ernst & Young LLP, as independent auditors of the Company for the 1997 fiscal year.

  It is sincerely hoped that as many stockholders as can conveniently attend will do so. If it is not possible for you to attend, please return the enclosed proxy immediately to ensure that your shares will be voted. Since mail delays occur frequently, it is important that the proxy be returned well in advance of the meeting.

  We look forward to seeing you at the Hilbert Circle Theatre in Indianapolis, Indiana at 10:00 a.m. EST on May 13, 1997.

                                       Sincerely,

                                       /s/ L. Ben Lytle
                                       ---------------------------------------
                                                    L. Ben Lytle
                                                Chairman of the Board

                                    ACORDIA

                                 ACORDIA, INC.

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            TO BE HELD MAY 13, 1997

To the Stockholders of Acordia, Inc.:

  The Annual Meeting of Stockholders (the "Annual Meeting") of Acordia, Inc., a Delaware corporation (the "Company"), will be held, as provided in the Company's By-Laws, on Tuesday, May 13, 1997, at 10:00 a.m. EST in the Hilbert Circle Theatre located at 45 Monument Circle, Indianapolis, Indiana, for the following purposes:

    1. To elect a class of four directors to serve for three year terms;

    2. To ratify the appointment by the Board of Directors of Ernst & Young LLP, as independent auditors for the 1997 fiscal year; and

    3. To transact such other business as may properly be brought before the meeting or any adjournment thereof.

  Nominees for directors are set forth in the enclosed proxy statement.

  ONLY STOCKHOLDERS OF RECORD AT THE CLOSE OF BUSINESS ON TUESDAY, MARCH 18, 1997, ARE ENTITLED TO VOTE AT THE ANNUAL MEETING. A COMPLETE LIST OF THE STOCKHOLDERS OF RECORD, SHOWING THE ADDRESS AND THE NUMBER OF SHARES REGISTERED IN THE NAME OF EACH STOCKHOLDER, WILL BE MADE AVAILABLE, DURING ORDINARY BUSINESS HOURS, FOR A PERIOD OF AT LEAST TEN DAYS PRIOR TO THE ANNUAL MEETING, AT THE PRINCIPAL EXECUTIVE OFFICES OF THE COMPANY.

                                       BY ORDER OF THE BOARD OF DIRECTORS

                                       /s/ Ernest J. Newborn, Jr.
                                       ---------------------------------------
                                       Ernest J. Newborn, Jr.
                                       Vice President,
                                       General Counsel and Secretary

Indianapolis, Indiana
April 11, 1997

                                    ACORDIA

                                 ACORDIA, INC.

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            TO BE HELD MAY 13, 1997

To the Participants in the Acordia 401(k) Long-Term Investment Savings Plan, the Anthem 401(k) Long Term Savings Investment Plan and the ABI 401(k) and Profit Sharing Plan:

  The Annual Meeting of Stockholders of Acordia, Inc. will be held on Tuesday, May 13, 1997 for the following purposes:

    1. To elect a class of four directors to serve for three year terms;

    2. To ratify the appointment by the Board of Directors of Ernst & Young LLP, as independent auditors for the 1997 fiscal year; and

    3. To transact such other business as may properly come before the meeting or any adjournment thereof.

  Each Participant in the 401(k) Plan is permitted to instruct the Trustee on how to vote the number of shares of Acordia, Inc. common stock credited to the participant's account under the plan. For that purpose, the enclosed voting instruction card is being furnished to each participant in lieu of the proxy referred to in the accompanying Proxy Statement.

                                       Acordia, Inc.

April 11, 1997
Indianapolis, Indiana

                                 ACORDIA, INC.
                              120 MONUMENT CIRCLE
                          INDIANAPOLIS, INDIANA 46204

                                APRIL 11, 1997

                                PROXY STATEMENT

                                      FOR

                        ANNUAL MEETING OF STOCKHOLDERS

                            TO BE HELD MAY 13, 1997

GENERAL

  The enclosed proxy is solicited on behalf of the Board of Directors of Acordia, Inc., a Delaware corporation (the "Company"), for use at the 1997 Annual Meeting of Stockholders (the "Annual Meeting") to be held on May 13, 1997. Only stockholders of record on March 18, 1997 (the "Record Date") are entitled to vote at the Annual Meeting. On March 18, 1997, the Company had 13,005,519 shares of common stock issued and outstanding. As of the Record Date, Anthem Insurance Companies, Inc. ("Anthem") beneficially owned 8,693,056 shares of the Company's common stock, or approximately 66.8% of the outstanding shares of the Company's common stock entitled to vote at the Annual Meeting.

  The Company's principal executive offices are located at 120 Monument Circle, Indianapolis, Indiana 46204. The approximate date on which the Proxy Statement and the accompanying proxy are first being sent to stockholders is April 11, 1997.

VOTING

  Each share of common stock outstanding on the Record Date is entitled to one vote. The Company's Secretary, who is responsible for the stock records of the Company, shall prepare and make available, at least ten days before the Annual Meeting, a complete list of the stockholders of record entitled to vote at the Annual Meeting, arranged in alphabetical order, and showing the address and number of shares registered in the name of each stockholder of record. This list will remain available, during ordinary business hours, for a period of at least ten days prior to the Annual Meeting at the principal executive offices of the Company.

  The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of the Company's common stock outstanding and entitled to vote shall constitute a quorum.

  Directors will be elected by a plurality of the votes cast. An affirmative vote of a majority of the shares present and voting in person or by proxy at the Annual Meeting is required for approval of the ratification of the appointment by the Board of Directors of Ernst & Young LLP as independent auditors for the 1997 fiscal year. An automated system administered by First Chicago Trust Company of New York, the Company's Transfer Agent, tabulates the votes.

  Anthem has sufficient voting power to constitute a quorum and to adopt all matters submitted to a vote of stockholders (including the election of all nominees for director) regardless of the vote of any other stockholder.

REVOCABILITY OF PROXIES

  Any person giving a proxy in the form accompanying this Proxy Statement has the power to revoke it at any time before its exercise. It may be revoked by filing with the Secretary of the Company an instrument of revocation or by presentation at the Annual Meeting of a duly executed proxy bearing a later date. It also may be revoked by attendance at the Annual Meeting and election to vote in person.

SOLICITATION

  The Company will bear the entire cost of preparing, assembling, printing and mailing this Proxy Statement, the accompanying proxy and any additional material which may be furnished to stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians to forward to beneficial owners of stock held in their names. The solicitation of proxies will be made by the use of the mails and through direct communication with certain stockholders or their representatives by officers, directors and employees of the Company, who will receive no additional compensation therefor. The Company has engaged D.F. King & Co., Inc., to solicit proxies and distribute materials to brokerage houses, fiduciaries, custodians and other nominee holders. The Company will pay $3,000, plus out-of-pocket expenses for their services.

                 INFORMATION ABOUT THE BOARD OF DIRECTORS AND
                            COMMITTEES OF THE BOARD

COMPENSATION OF DIRECTORS--STANDARD ARRANGEMENTS

  Directors of the Company who are employees or officers of the Company are not paid any fees or additional compensation for their services as members of the Company's Board of Directors or any committee thereof. The Board of Directors of the Company adopted, effective January 1, 1990, the Acordia, Inc. Directors Stock Compensation Plan ("Directors Plan") pursuant to which Directors of the Company who are not employees or officers of the Company receive a quarterly retainer of $3,000 for services as a director, paid at the beginning of each quarter and an incentive award based on the net income of the Company as reflected on the Audited Consolidated Statement of Income of the Company for the most recently ended fiscal year. Directors may choose to have their quarterly retainer payable either in (i) non-qualified stock options equal to approximately three times the number of shares of common stock having a fair market value of the quarterly retainer determined as of the last trading day of the quarter, (ii) common stock having a fair market value equal to the amount of the quarterly retainer determined as of the last trading day of the quarter, or (iii) cash equal to the quarterly retainer. Incentive awards are payable in non-qualified stock options for common stock of the Company equal to approximately three times the number of shares of common stock having a fair market value of the amount of the incentive award determined as of the day the Directors Plan Committee approved the award. The Plan Committee, which is comprised of non participating directors, approved an incentive award of $7,500 per eligible Director for 1996.

  In addition, each such non-employee director receives a fee of $2,000 in cash for attendance at each full-day Board of Directors meeting; $1,000 in cash for attendance at each half-day Board of Directors meeting and each committee meeting; and $1,500 in cash for attendance at an annual seminar. All directors are reimbursed for travel and other out-of-pocket expenses incurred in attending meetings of the Board or committees thereof.

  Effective April 1, 1992, non-employee directors of the Company may elect to defer all or any portion of their compensation for serving in such capacity pursuant to the Acordia, Inc. Directors Compensation Deferral Plan. Deferrals of cash compensation are credited monthly with an investment return equal to the average monthly rates of the 10-year United States Treasury Note for the 12 months ending on September 30 of the preceding plan year plus 150 basis points. Deferrals of compensation payable in common stock are credited with the amount of any cash dividends, common stock dividends or the fair market value of any dividend paid in property other than common stock.

  When the deferral election is made, participants also elect the future date on which to receive each year's deferred amounts plus earnings and the form of payment (one lump sum payment or in equal annual or quarterly installments). If the Company terminates the plan, distribution of deferred amounts plus earnings commences. Cash deferrals and earnings are distributed in cash; stock deferrals and earnings are distributed in common stock and cash, respectively.

BOARD OF DIRECTORS

  During fiscal 1996, there were six meetings of the Board of Directors.

AUDIT AND FINANCE COMMITTEE

  The Company's Audit and Finance Committee consists of six non-employee directors: John C. Crane (Chair), Birch E. Bayh, Mitchell E. Daniels, Jr., Catherine E. Dolan, Ernie Green and William W. Rosenblatt.

The Committee met seven times in fiscal 1996. The Committee meets independently with the internal auditing staff, representatives of the Company's independent auditors and with other representatives of senior management. The Committee makes recommendations to the Board of Directors concerning the engaging and discharging of independent auditors, reviews the independence of such auditors, approves the scope of the annual audit activities of the internal and independent auditors and reviews audit results. The Committee also reviews (i) the fairness of transactions between the Company and its officers, directors, affiliates, employees, or stockholders (except transactions in the ordinary course of business or in amounts less than $1,000,000), and (ii) the bona fide business purpose of any loans made to officers, directors, stockholders, employees or affiliates of the Company. In carrying out its finance responsibilities, the Committee reviews major acquisition candidates, under-performing operations, plans to increase profit margins and the annual budget and business plan. The Board of Directors, upon recommendation of the Committee, approved the appointment of Ernst & Young LLP, to perform the 1997 audit of the Company's financial statements.

COMPENSATION COMMITTEE

  The Company's Compensation Committee (the "Compensation Committee") consists of six non-employee directors: John C. Aplin (Chair), John C. Crane, Mitchell
E. Daniels, Jr., Catherine E. Dolan, Thomas C. Roberts and James B. Stradtner. The Committee met six times in fiscal 1996. The Committee is responsible for approving and reporting to the Board on the annual compensation for all officers, including salary and stock options. The Committee is also responsible for granting stock awards, stock options, and other awards to be made under the Company's existing incentive compensation plans. However, the Compensation Committee is not responsible for granting awards to be made under the Company's Directors Plan.

NOMINATING COMMITTEE

  The Company's Nominating Committee consists of four non-employee directors:
Birch E. Bayh (Chair), John C. Aplin, William W. Rosenblatt, and James B. Stradtner. L. Ben Lytle is also a member of this Committee. The Committee met four times in fiscal 1996. The Committee is responsible for proposing a slate of directors for election by the stockholders at each annual meeting and proposing candidates to fill any vacancies on the Board. The Committee will consider candidates for Board membership proposed by stockholders who have complied with the procedures described below. Any stockholder wishing to nominate a candidate for director must follow such procedures.

PLANNING COMMITTEE

  The Company's Planning Committee consists of eight non-employee directors:
Thomas C. Roberts (Chair), John C. Aplin, John C. Crane, Mitchell E. Daniels, Jr., Dwane R. Houser, William W. Rosenblatt, Patrick M. Sheridan and Michael
L. Smith. The Committee met three times in fiscal 1996. The Committee is responsible for reviewing and advising the Board on strategic developments within the Company's industry and identifying potential growth products and services.

SPECIAL COMMITTEE

  The Board of Directors of the Company announced that its review of the 1997 business plan has led to a decision to undertake a strategic review to assess the changes occurring in the health care industry and the potential implication of those changes on the Company's relationship with Anthem. The Company's Board has been informed by Anthem that Anthem is similarly undertaking its own strategic review, which includes an analysis of its business relationship with and investment in the Company. Anthem further informed the Company that Anthem has retained Credit Suisse First Boston to assist Anthem in this analysis.

  The Company's Board has created a special committee made up of all of the independent members of the Board who are unaffiliated with Anthem or the Company management to evaluate any proposals made by or involving Anthem. The special committee has been empowered to retain such financial or other advisors as are necessary to assist it in that responsibility. John C. Crane, Chairman of the Company's Audit and Finance Committee, will chair the special committee. The Company, through the special committee and management, has agreed to cooperate with Anthem and its advisors.

  In fiscal year 1996, all directors attended at least 97% of the meetings of the Board and all committees of the Board of which they were members.

                        NOTICE OF DIRECTOR NOMINATIONS

  In the event a stockholder entitled to vote for the election of directors at a meeting wishes to propose a candidate for consideration by the Nominating Committee as a possible nominee for the Nominating Committee's proposed slate of directors, or such stockholder wishes to make a director nomination at an annual meeting, written notice of such stockholder's intent to make such nomination must be given, either by personal delivery or by United States mail, postage prepaid, to Ernest J. Newborn, Jr., Vice President, General Counsel and Corporate Secretary, Acordia, Inc., 120 Monument Circle, Indianapolis, Indiana 46204. Each such notice shall set forth (a) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the stockholder is a holder of record of common stock of the Company entitled to vote for the election of directors on the date of such notice and intends to appear in person or by proxy at the annual meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (d) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission, had the nominee been nominated, or intended to be nominated, by the Board of Directors; and (e) the consent of each nominee to serve as a director of the Company if so elected. In the event that a person is validly designated as a nominee in accordance with these procedures and shall thereafter become unable or unwilling to stand for election to the Board of Directors, the stockholder who proposed such nominee may designate a substitute nominee upon delivery, not fewer than five days prior to the date of the meeting for the election of such nominee, of a written notice to the Secretary setting forth such information regarding such substitute nominee as would have been required to be delivered to the Secretary pursuant to these procedures had such substitute been initially proposed as a nominee. If the Chairman of the meeting for the election of directors determines that a nomination of any candidate for election as a director at such meeting was not made in accordance with the applicable provisions of the Company's By-Laws, such nomination shall be void.

                             ELECTION OF DIRECTORS

  The Company's Board of Directors is currently comprised of fourteen directorships and is divided into three classes. The term of the first class expires in 1998; the term of the second class expires in 1999; and the term of the third class expires at the Annual Meeting. Messrs. Aplin, Daniels, Lytle, Rosenblatt, and Sheridan are in the first class; Messrs. Crane, Green, Houser, Smith and Roberts are in the second class; and Messrs. Bayh, Stradtner, Witthun and Ms. Dolan are in the third class.

  The Board of Directors of the Company recommends a vote "FOR" Birch E. Bayh, Catherine E. Dolan, James B. Stradtner, and Frank C. Witthun as directors to hold office until the 2000 Annual Meeting of Stockholders and until their successors are elected and qualified. Proxies received by the Board of Directors will be so voted unless the stockholders specify in their proxy a contrary choice. Nominees for director will be elected by a plurality of the votes cast. Abstentions and broker non-votes will have no effect on the outcome of the vote.

  Biographical summaries and ages as of March 31, 1997 of the continuing members of the Board of Directors, including Messrs. Bayh, Stradtner, Witthun and Ms. Dolan who have been nominated by the Nominating Committee for election as directors, follow. Data with respect to the number of shares of the Company's common stock beneficially owned by each of them, directly or indirectly, as of March 18, 1997 appears on page 7 of this Proxy Statement.

  L. BEN LYTLE (50) has been Chairman of the Board since the Company began operations. He served as its Chief Executive Officer from the time it began operations until November 1996, and as President from March 1993 to November 1994. He has served as President, Chief Executive Officer and as a director of Anthem since March 1989. From February 1994 to October 1995, he served as Chairman of the Board of Anthem. He also serves as a director of IPALCO Enterprises, Inc., and its subsidiary, Indianapolis Power and Light Company, and Bank One, N.A., Indianapolis, as well as serving as a member of the advisory board of CID Equity Partners, L.P.

  FRANK C. WITTHUN (53) joined the Board of Directors of the Company in January 1995. In December 1996, he was elected Chief Executive Officer of the Company. He held the position of President and Chief Operating Officer from November 1994 to November 1996. From 1991 to 1994, he was Executive Vice President of the Company. Prior to that time, he was an Executive Vice President with Robinson-Conner, Inc., which was acquired by the Company in 1991. Mr. Witthun currently serves as a director of the National Association of Insurance Brokers.

  PATRICK M. SHERIDAN (56) has been a director of the Company since 1989. From 1989 until August 1996, he served as Executive Vice President and Chief Financial Officer of the Company. He served as the Treasurer of Anthem from 1987 to 1991, and has served as Chief Financial Officer and Executive Vice President of Anthem since 1987.

  JOHN C. APLIN (51) has been a director of the Company since March 1991. He currently serves as a General Partner with CID Equity Partners, L.P., a venture capital firm, in which capacity he has served since 1990. From April 1990 to December 1990, he served as Chief Executive Officer of the Fuller Brush Company. He previously was a member of the faculty of the Graduate School of Business of Indiana University for ten years, serving as Chairman of the MBA Program from 1980 to 1984.

  BIRCH E. BAYH (69) has been a director of the Company since April 1990. He has been a partner in the law firm of Bayh, Connaughton, P.C., located in Washington, D.C., since January 1992. Previously he had been a partner in the law firm of Rivkin, Radler, Bayh, Hart & Kremer, also located in Washington, D.C., since 1987. He also served as a United States Senator for eighteen years. Mr. Bayh currently serves as a director of ICN Pharmaceuticals, Inc. and Simon Debartolo Group.

  JOHN C. CRANE (63) has been a director of the Company since May 1992. Since July 1989, he has worked as an independent financial consultant and has been involved in private investment activities. Prior to that, he served as Group Finance Director and as a member of the Board of Directors and the Executive Committee of Sedgwick Group PLC, a London based insurance brokerage group.

  MITCHELL E. DANIELS, JR. (48) has been a director of the Company since April 1990. In January 1997, he became Vice President Corporate Strategy and Policy at Eli Lilly and Company. He was President of Eli Lilly's North American Pharmaceutical Operations from April 1993 to January 1997. From August 1990 to April 1993, he served as Lilly's Vice President, Corporate Affairs. From 1987 to August 1990, he was the President and Chief Executive Officer of the Hudson Institute, a public policy research firm. From 1985 to 1987, he served as Assistant to President Ronald Reagan for Political and Intergovernmental Affairs. Mr. Daniels currently serves as a director of NBD Bank, N.A., and as a director of Indianapolis Power and Light Company/IPALCO Enterprises, Inc.

  CATHERINE E. DOLAN (39) a director of the Company since September 1996 has been serving under interim election by the Board. She has served as managing director of First Union Corporation, North Carolina, since February 1993. Previously, she held various positions with The Chase Manhattan Bank (National Association), New York. Ms. Dolan currently serves as a director of Ohio Casualty Corporation, a life insurance company.

  ERNIE GREEN (58) has been a director of the Company since January 1995. He has served as President of Ernie Green Industries, an automotive components manufacturing company, since he founded the company in 1991. He currently serves as a director of Bank One, Dayton, N.A., Dayton Power & Light, DayMed-HMO, and Duriron, a machine parts manufacturing company.

  DWANE R. HOUSER (62) has been a director of the Company since September 1995. He has served as Chairman of the Board of Anthem since October 1995. Prior to his affiliation with Anthem, he was Chairman of the Board and Chief Executive Officer of Community Mutual Insurance Company, a health insurance company which merged with Anthem in October 1995. He is a Fellow of the Life Management Institute and member of the American Management Association. He serves as a director of BCS Financial Corporation, a reinsurance company, Business Systems Corporation, a computer software company, and the College of Mount St. Joseph.

  THOMAS C. ROBERTS (55), a director of the Company since May 1996, has been Chairman and Chief Executive Officer of Kitsune Corporation, a facility management service company, since January 1991. He currently serves as a director of Pensco, Inc., a financial investment service company.

  WILLIAM W. ROSENBLATT (52) has been a director of the Company since April 1990. He has been a partner in the law firm of Dewey Ballantine, New York, New York since February 1989.

  JAMES B. STRADTNER (62) has been a director of the Company since April 1990. Mr. Stradtner is President of Century Capital Management of Maryland, LLC, a merchant banking firm. From 1975 until 1996, he was with Alex. Brown & Sons Incorporated, an investment banking firm, where he served as a Managing Director. He currently serves as a director of Legal Mutual Liability Insurance Society, a Maryland insurance company created by the Maryland legislature, Kentucky Home Mutual Life Insurance Company and Montgomery Mutual Insurance Company.

  MICHAEL L. SMITH (48) has been a director of the Company since May 1992. He has served as Chief Operating and Chief Financial Officer of American Health Network, an Anthem subsidiary, engaged in a group medical practice consisting of 273 fully integrated, employed physicians in Central and Southern Indiana, Louisville, Kentucky and Central Ohio, primarily Columbus, since April 1996. From December 1995 to April 1996, Mr. Smith served as President of Somerset Financial Services. From June 1992 to March 1995, he served as Chairman and Chief Executive Officer of Mayflower Group, Inc., a diversified transportation concern; from May 1989 to March 1995, he served as Chairman and Chief Executive Officer of Mayflower Transit, Inc.; and from March 1984 to March 1995, he served as Chairman, President and Chief Executive Officer of Mayflower Contract Services, Inc. He currently serves as a member of the Board of Directors of First Indiana Corporation and its subsidiary, First Indiana Bank.

                 COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

  The following information is furnished as of March 18, 1997, to indicate beneficial ownership of shares of the Company's common stock by each director, nominee and officer named in the Summary Compensation Table, individually, and all officers and directors of the Company, as a group, and each person known by the Company to own beneficially more than 5% of the outstanding shares of the Company's common stock. Except as otherwise indicated, each of the persons named below has sole voting and investment power with respect to the shares of common stock beneficially owned by that person.

                                                         BENEFICIAL OWNERSHIP
                                                         ---------------------
                                                                   PERCENT OF
     NAME AND ADDRESS OF                                 NUMBER OF   SHARES
     BENEFICIAL OWNER (1)                                 SHARES   OUTSTANDING
     --------------------                                --------- -----------
     Anthem Insurance Companies, Inc.(2)................ 8,693,056    66.8
     Great American Insurance Company(8)................ 2,300,000    15.9
     John C. Aplin(5)(7)................................     8,549       *
     Birch E. Bayh(7)...................................     9,480       *
     John C. Crane(5)(7)................................     5,943       *
     Mitchell E. Daniels(5)(7)..........................     7,945       *
     Catherine E. Dolan(7)..............................       789       *
     Ernie Green(5)(7)..................................     3,136       *
     Michael B. Henning(6)..............................    40,996       *
     Dwane R. Houser(3).................................     8,449       *
     L. Ben Lytle(3)(6).................................   136,500     1.0
     Keith A. Maib......................................     2,458       *
     Robert C. Nevins(6)................................       243       *
     Thomas C. Roberts(7)...............................     4,612       *
     William W. Rosenblatt(4)(5)(7).....................     9,686       *
     Robert S. Schneider(6).............................    22,855       *
     Patrick M. Sheridan(6).............................    78,000       *
     Michael L. Smith(5)(7).............................     4,827       *
     James B. Stradtner(5)(7)...........................    12,216       *
     Frank C. Witthun(6)................................    49,421       *
     (All directors and officers as a group = 22 per-
      sons)(6)..........................................   431,597     3.3

--------
* Percentage of ownership is less than 1% of the total outstanding shares on March 18, 1997.
(1) Unless otherwise noted below, the address of all of the stockholders listed above is c/o the Company, 120 Monument Circle, Indianapolis, Indiana 46204.
(2) Amount includes 104,402 shares which have been reserved for issuance under Anthem's Acordia Stock Plan for key executive hires of Anthem.
(3) Messrs. Lytle and Houser are officers and directors of Anthem and disclaim beneficial ownership of shares of the Company owned by Anthem.
(4) Amount includes 932 shares which are held by Mr. Rosenblatt's children as to which he disclaims beneficial ownership.
(5) Amount includes 2,018 shares which are held by Mr. Aplin, 2,767 shares which are held by Mr. Crane, 2,382 shares which are held by Mr. Smith, 809 shares which are held by Mr. Rosenblatt, 382 shares which are held by Mr. Stradtner, 103 shares which are held by Mr. Green, and 485 shares which are held by Mr. Daniels under the Company's Deferred Compensation Plan as to which they each disclaim beneficial ownership.
(6) Amount includes 31,500 exercisable options held by Mr. Lytle, 43,334 exercisable options held by Mr. Witthun, 18,000 exercisable options held by Mr. Sheridan, 30,734 exercisable options held by Mr. Henning, 21,667 exercisable options held by Mr. Schneider, 89 exercisable options held by Mr. Nevins, and 189,640 exercisable options held by all directors and officers as a group. These amounts represent that portion of the named officers and directors' 1993, 1994, 1995 and 1996 option grants which are exercisable as of March 18, 1997.
(7) Amount includes 5,787 exercisable options which are held by Mr. Rosenblatt, 5,478 exercisable options which are held by each of Messrs. Aplin and Bayh, 4,332 exercisable options which are held by Mr. Stradtner, 4,612 exercisable options which are held by Mr. Roberts, 3,176 exercisable options which are held by each of Messrs. Crane and Daniels, 3,033 exercisable options which are held by Mr. Green, 2,445 exercisable options which are held by Mr. Smith and 789 exercisable options which are held by Ms. Dolan under the Company's Directors Plan.
(8) On October 6, 1993, the Company purchased (the "Acquisition") all of the outstanding capital stock of American Business Insurance, Inc. from Great American Insurance Company ("Great American"). In connection with the Acquisition, the Company issued to Great American 800,000 shares of common stock of the Company, and warrants to purchase an additional 1,500,000 shares of common stock. The warrants are exercisable at any time until October 6, 2003, at an exercise price of $25 per share. The 1,500,000 shares of common stock issuable upon exercise of the warrants are included in the "number of shares" above, and are included as part of the number of shares outstanding for purposes of calculating "percent of shares outstanding" above. The Company granted to Great American certain registration rights in connection with the Acquisition. The terms of the Acquisition, including the terms of the warrants and the registration rights granted to Great American, are more fully described in the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on October 21, 1993, with respect to the Acquisition. On October 14, 1993, an affiliate of Great American filed a Statement on
    Schedule 13D with the Securities and Exchange Commission concerning Great American's ownership of common stock of the Company. Great American's address is 580 Walnut St., Cincinnati, Ohio 55202.

                            EXECUTIVE COMPENSATION

  The Company believes that stockholders should be provided information about executive compensation that is easy to understand and relevant. The following disclosure was prepared in accordance with the proxy rules of the Securities and Exchange Commission.

                          SUMMARY COMPENSATION TABLE

                                                                        LONG-TERM
                                       ANNUAL COMPENSATION             COMPENSATION
                               ------------------------------------ ------------------
                                                                    RESTRICTED  STOCK
                        FISCAL                       OTHER ANNUAL     STOCK    OPTIONS    ALL OTHER
       EXECUTIVE         YEAR   SALARY  BONUS(5)(6) COMPENSATION(7) AWARDS(3)  SHARES  COMPENSATION(4)
       ---------        ------ -------- ----------- --------------- ---------- ------- ---------------
L. Ben Lytle(1)(2).....  1996  $127,232  $      0       $     0      $      0       0      $     0
 Chairman                1995   240,000         0             0             0       0            0
                         1994   240,000   200,000             0             0       0            0
Frank C. Witthun(3)....  1996   327,971   297,016             0       160,625  25,000       15,260
 President & CEO         1995   230,002         0             0             0  18,000       11,923
                         1994   209,447   136,179             0             0       0       11,142
Keith A. Maib(3).......  1996    90,419   160,844        87,930        75,000   4,583        3,345
 Executive Vice Presi-
  dent                   1995       N/A       N/A           N/A           N/A     N/A          N/A
 & CFO                   1994       N/A       N/A           N/A           N/A     N/A          N/A
Michael B. Henning.....  1996   200,522   156,947             0             0  13,000       12,718
 Executive Vice Presi-
  dent                   1995   190,008         0             0             0   9,600        9,646
                         1994   181,238   111,725             0             0       0        8,997
Robert S. Schneider....  1996   171,577   126,572             0             0  11,000        5,463
 Senior Vice President   1995   163,097         0             0             0   7,500        7,402
 & Controller            1994   155,012    83,551             0             0       0        8,137
Robert C. Nevins.......  1996   207,513   109,521             0             0   8,517        4,976
 Executive Vice Presi-
  dent                   1995       N/A       N/A             0             0     N/A          N/A
                         1994       N/A       N/A             0             0     N/A          N/A

-------
(1) Mr. Lytle is an employee of Anthem who provided services to the Company in 1996 pursuant to a management agreement between Anthem and the Company. See "Certain Transactions--Management Agreement." Anthem pays Mr. Lytle for his services to Anthem as well as to the Company. The amounts disclosed above represent the portion of Mr. Lytle's compensation paid by the Company to Anthem for Mr. Lytle's services. The amount paid by the Company has varied from year to year depending upon Mr. Lytle's contribution as evaluated by the Compensation Committee of the Company. The Compensation Committee has reviewed the performance and compensation of Mr. Lytle only with respect to the services performed for and compensation paid by the Company.
(2) For the year 1996, the Compensation Committee of the Company authorized the Company to pay Anthem $127,232 in total for Mr. Lytle's services.
(3) The amounts reported represent the market value of the common stock underlying the restricted stock at the date of grant, without taking into account any diminution in value attributable to the restrictions on such stock. Mr. Witthun's award was made on May 20, 1996; the closing price of the common stock on that date was $32.125 per share. Mr. Maib's award was made on August 1, 1996; the closing price of the common stock on that date was $31.00 per share. As of December 31, 1996, Mr. Witthun held 5,000 shares of restricted stock with a value on that date of $145,000 based on a closing market price on that date of $29.00. As of December 31, 1996, Mr. Maib held 2,419 shares of restricted stock with a value on that date of $70,151 based on a closing market price on that date of $29.00. Dividends are paid quarterly on these shares at the same rate as dividends paid on common stock held by public stockholders. The restricted stock for Mr. Witthun vests at the rate of 25% per year for a 4-year period. The restricted stock for Mr. Maib vests at a rate of 50% per year for a 2-year period.
(4) Amounts for 1996 include the Company's matching contribution under the 401(k) Long Term Investment Saving Plan in the amount of $3,620 for Mr. Witthun, $1,931 for Mr. Maib, $2,983 for Mr. Henning, $3,321 for
     Mr. Schneider and $3,138 for Mr. Nevins. Amounts for 1996 also include the Company's matching contribution under the Acordia Deferred Compensation Plan in the amount of $3,971 for Mr. Witthun, $1,399 for Mr. Maib, $1,433 for Mr. Henning, $1,583 for Mr. Schneider and $1,813 for Mr. Nevins. The 1995 amount for Mr. Witthun has been restated from the prior year to exclude $24,619 in moving expenses. Amounts for 1996 also include the vested portion of interest earned on certain deferred compensation in excess of what would be earned at 100% of the applicable federal interest rate as published by the Internal Revenue Service in the amount of $7,669 for Mr. Witthun, $15.00 for Mr. Maib, $8,301 for Mr. Henning, $579.00 for Mr. Schneider and $25.00 for Mr. Nevins.
(5) The amounts reported are classified by reference to the performance year in which the incentive awards were earned.
(6) Amount for Mr. Maib includes $100,000 which was paid as an employment contract signing bonus in August, 1996. Mr. Maib joined the Company in August of 1996 and Mr. Nevins joined the Company in March 1996.
     Mr. Maib's 1996 performance year incentive award was pro-rated 5/12. Mr. Nevin's 1996 performance year incentive award was pro-rated 9/12.
(7) Amount represents a tax gross-up payment on Mr. Maib's employment contract signing bonus of $100,000.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                         POTENTIAL
                                                                                        REALIZABLE
                                                                                         VALUE AT
                                                      % OF                            ASSUMED ANNUAL
                                                      TOTAL                            RATE OF STOCK
                                                     OPTIONS   EXERCISE             PRICE APPRECIATION
                                        STOCK        GRANTED      OR                FOR OPTION TERM(4)
                         DATE OF       OPTIONS      IN FISCAL BASE PRICE EXPIRATION -------------------
  EXECUTIVE               GRANT   GRANTED (#)(1)(2)  YEAR(3)  PER SHARE     DATE       5%       10%
  ---------              -------- ----------------- --------- ---------- ---------- -------- ----------
L. Ben Lytle............      N/A           0            0           0           0         0          0
Frank C. Witthun........  2/23/96      25,000          5.8%    $28.375     2/23/06  $446,122 $1,130,561
Keith A. Maib........... 10/18/96       4,583          1.1%     30.125    10/18/06    86,827    220,036
Michael B. Henning......  2/23/96      13,000          3.0%     28.375     2/23/06   231,984    587,892
Robert S. Schneider.....  2/23/96      11,000          2.6%     28.375     2/23/06   196,294    497,447
Robert C. Nevins........  5/20/96       8,250          1.9%     32.125     5/20/06   166,677    422,392

--------
(1) All options granted in 1996 are exercisable in cumulative 33 1/3% installments commencing one year after date of grant, with full vesting occurring on the third anniversary date. All awards vest immediately upon change of control of the Company as defined in the plan document.
(2) Under the terms of the Company's executive stock plan, the Compensation Committee retains discretion subject to plan limits to modify the term of outstanding options and to re-price the options.
(3) A total of 430,134 options were granted in 1996.
(4) These amounts represent calculations at 5% and 10% assumed rates of appreciation set by the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation, if any, of the Company's common stock price.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR END OPTION VALUES

                                                        VALUE OF (IN THE MONEY)
                             NUMBER OF OPTIONS HELD AT  OPTIONS AT FISCAL YEAR
                                  FISCAL YEAR END               END(1)
                             ------------------------- -------------------------
  EXECUTIVE                  EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
  ---------                  ----------- ------------- ----------- -------------
L. Ben Lytle................   31,500            0      $348,250            0
Frank C. Witthun............   29,000       37,000       217,250      $15,625
Keith A. Maib...............        0        4,583             0            0
Michael B. Henning..........   23,200       19,400       197,000        8,125
Robert S. Schneider.........   15,500       16,000       126,500        6,875
Robert C. Nevins............        0        8,517             0          167

--------
(1) Values were calculated using the closing stock price on December 31, 1996 on the New York Stock Exchange of $29.00.

  There were no options exercised in 1996 by any of the officers named in the Summary Compensation Table.

                              PENSION PLAN TABLE

  The following table shows estimated annual benefits payable upon retirement (age 65) under the Acordia Pension Plan computed as a straight-line annuity, including amounts payable under the Supplemental Executive Retirement Plan.

                              YEARS OF SERVICE
     -----------------------------------------------------------------------------
     REMUNERATION        15           20           25           30           35
     ------------     --------     --------     --------     --------     --------
       $125,000       $ 27,108     $ 36,144     $ 45,180     $ 54,216     $ 63,252
        150,000         32,733       43,644       54,555       65,466       76,377
        175,000         38,358       51,144       63,930       76,716       89,502
        200,000         43,983       58,644       73,305       87,966      102,627
        225,000         49,608       66,144       82,680       99,216      115,752
        250,000         55,233       73,644       92,055      110,466      128,877
        300,000         66,483       88,644      110,805      132,966      155,127
        400,000         88,983      118,644      148,305      177,966      207,627
        450,000        100,233      133,644      167,055      200,466      233,877
        500,000        111,483      148,644      185,805      222,966      260,127
       $750,000       $167,733     $223,644     $279,555     $335,466     $391,377

  Benefits are paid as a life annuity and are not offset by Social Security or other amounts.

  The annual benefit at retirement on or after age 65 is equal to the sum of 1.2% of final average pay up to a breakpoint, plus 1.5% of final average pay in excess of the breakpoint multiplied by years of service up to a maximum of 35 years. Benefits from the Acordia Pension Plan are limited pursuant to Internal Revenue Code Section 415(b). The general rule currently limits the annual benefit to $125,000. Final average pay is the highest average compensation for a consecutive 5-year period in the ten years preceding retirement or other termination of employment. Compensation includes base salary, commissions, overtime, premium pay and annual cash bonuses (i.e., the salary and bonus amount shown on the Summary Compensation Table), however, under Internal Revenue Code Section 401(a)(17), the maximum amount of annual compensation that can be taken into account under the Acordia Pension Plan for any individual in 1997 is $160,000. Amounts that cannot be paid from the Acordia Pension Plan because of Internal Revenue code limits are paid from the Supplemental Executive Retirement Plan.

  The Pension Plan also provides grandfathered benefits for employees who were participants in the predecessor Pension Plan on or before July 1, 1989, which are intended to be reasonably comparable to the benefits which would have accrued had the predecessor Pension Plan remained in effect. As a result, the defined benefits at retirement age 65 for Michael B. Henning may be larger than shown on the Pension Plan Table. Estimated annual benefits payable to Michael B. Henning at age 65 are $150,000.

  The years of credited service as of December 31, 1996 under the Pension Plan for individuals named in the Summary Compensation Table are as follows: Mr. Henning, 25.3 years; Mr. Witthun, 5.8 years and Mr. Schneider, 4.4 years. Mr. Nevins and Mr. Maib are not yet participants in the Pension Plan.

                       EXECUTIVE EMPLOYMENT AGREEMENTS/
                   SEVERANCE AND CHANGE OF CONTROL AGREEMENT

  Effective January 1, 1997, the Company entered into a revised employment agreement with Mr. Witthun. The employment agreement provides for the employment of Mr. Witthun as an executive officer of the Company. Mr. Witthun's agreement is for a period of two years ending on December 31, 1998.

  Effective January 1, 1996, the Company extended the term of its employment agreement with Mr. Henning for an additional year term expiring on December 31, 1998.

  The Company entered into an employment agreement with Mr. Maib effective August 1, 1996 for a term ending December 31, 1998, and an employment agreement with Mr. Nevins, effective April 1, 1996, for a term ending December 31, 1998.

  Each of the agreements with Messrs. Witthun, Henning, Maib and Nevins provides for a base annual salary; currently, $330,018 for Mr. Witthun, $235,014 for Mr. Maib, $235,014 for Mr. Nevins and $190,008 for Mr. Henning.

  Each agreement further provides that if the executive is terminated (i) for Cause by the Company, (ii) voluntarily, or (iii) by reason of death, the Company will pay the executive his salary through the date of termination. The employment agreements of Messrs. Henning, Maib and Nevins further provide that if the executive is terminated without Cause, the Company will pay the executive the greater of twelve months' salary or the remaining salary through the end of the employment agreement term. Mr. Witthun's employment agreement with the Company provides that if Mr. Witthun is terminated without Cause by the Company, the Company will pay Mr. Witthun his salary, any accrued annual and long-term incentive award, and benefits through the date of termination. The employment agreement further states that if Mr. Witthun executes the Company's standard Release and Waiver Agreement, for the greater of one year or the unexpired term of the agreement, the Company will pay Mr. Witthun (i) his then current salary, (ii) an amount equal to 50% of any target annual incentive and long-term incentive opportunity which Mr. Witthun would otherwise have been eligible to receive as of the effective date of Mr. Witthun's termination of employment, including, if equity-based incentives are held by the Executive or otherwise accrue to him but such stock is not publicly traded, cash in an amount equal to fifty percent (50%) of the value that was intended to be earned by executive at target performance under the stock plan; and (iii) medical benefits which executive would otherwise have been eligible to receive as of the effective date of executive's termination of employment.

  The employment agreements of Messrs. Witthun, Henning, Maib and Nevins provide that they will remain in effect in the event of a Change of Control of the Company. For Mr. Witthun, if, following a Change of Control of the Company, (i) Mr. Witthun is assigned to any duties substantially inconsistent with his position with the Company immediately prior to a Change of Control or his duties are substantially reduced, (ii) Mr. Witthun's salary or incentive opportunities are materially reduced, (iii) Mr. Witthun is assigned to duties or responsibilities involving a residence relocation or substantially greater travel obligations, (iv) the Company's Strategic Plan is materially changed or abandoned, or (v) the Company fails to obtain assumption of the obligations of the agreement by a successor, Mr. Witthun shall be entitled to receive the same severance package that would be payable if the Company terminated the employment agreement without Cause. For Messrs. Maib, Nevins and Henning, if, following a Change of Control of the Company, (i) the executive's duties, responsibilities, or compensation are substantially reduced or executive is assigned to any duties substantially inconsistent with his position, duties or responsibilities with the Company immediately prior to the Change in Control,
(ii) the executive's salary is materially reduced as compared to his salary immediately prior to the Change in Control, (iii) the Company fails to obtain the assumption of its obligations to perform the agreement by any successor, or (iv) the Company's long-term strategic plan is materially changed or abandoned such that the maximum potential payout of incentive compensation to the executive is substantially reduced, the executive shall be entitled to receive the same severance package as is payable upon termination without Cause. The employment agreements also provide that each executive is eligible to participate in all employee benefit, stock options, bonus and executive perquisite programs provided by the Company to employees in similar positions. Messrs. Witthun, Henning, Nevins and Maib are also subject to certain restrictions under their agreements, prohibiting them from engaging in competition with the Company or any of its subsidiaries and from divulging any confidential or proprietary information obtained by them while in the employ of the Company. A breach of any such restriction will entitle the Company to seek injunctive relief.

  Effective February 1997 in the case of Mr. Maib, and March 1997 in the case of Messrs. Witthun, Henning and Nevins, the Company entered into Transaction Agreements with each of the four executives which provide for additional compensation in the event of a Termination as a result of a Change in Control, including any potential business combination with Anthem or a third party concerning the Company's independent brokerage operations (the "Independent Brokerage Operations") and/or its health business. The Transaction Agreements do not replace the Employment Agreements discussed above. The Transaction Agreements expire on the earlier of December 31, 1997 or the date the Company and Anthem announce that they are no longer soliciting interest from prospective purchasers in the Independent Brokerage Operations. However, if on or before December 31, 1997, the Board has approved a transaction which would be a Change in Control, the Transaction Agreements will be extended to December 31, 1998. Under the Transaction Agreements, a Termination as a result of a Change in Control occurs if on or following a Change in Control, Anthem, one of its affiliates, or a successor to the Company does not both offer the executive a comparable position and assume the executive's Employment Agreement and Transaction Agreement, or if upon, following or in anticipation of a Change in Control (and within 12 months prior to the event), the executive's position at the Company is not comparable to his position at the time of execution of the Transaction Agreement. The Transaction Agreement with Mr. Witthun requires as a further condition that Anthem, one of its affiliates, or a successor to the Company extend the term of Mr. Witthun's Employment Agreement for a period of 36 months from the date of Change in Control. The Transaction Agreements between the Company and Messrs. Witthun, Henning and Maib provide that in the event of a Change in Control, each executive will be paid annual and long-term incentive opportunities at target levels for 1997.

  The Transaction Agreement between the Company and Mr. Henning also provides that in the event of a Termination as a result of a Change in Control, Mr. Henning will receive consulting and non-compete payments equaling $673,000 (in lieu of severance under the Employment Agreement), all payable over the period beginning on the date of Termination and ending on January 31, 2001. In addition, Mr. Henning will receive continued pension accruals and medical coverage until February 1, 2000, and shall be eligible for the Company's post-retirement medical program. The Transaction Agreement between the Company and Mr. Maib provides that in the event of a Termination as a result of a Change in Control, Mr. Maib will receive severance payments equal to 24 months' salary (in lieu of severance under the Employment Agreement), and at 50% of target levels annual and long-term incentive opportunities for 1998 and 1999, all payable over a two year period beginning at the date of termination. In addition, Mr. Maib will receive medical coverage during the severance period. Under Mr. Nevin's Transaction Agreement, in the event of a Termination as a result of a Change in Control, Mr. Nevins will receive continued medical benefits during any period for which severance is paid under the Employment Agreement. He will also be paid a Retention Bonus of $130,000 if he remains in employment of the Company, or its successor, on the date of the Change in Control (or is earlier terminated other than for Cause), and an additional Retention Bonus of $170,000 if he remains in such employment on the second anniversary of the Change in Control (or is earlier terminated other than for Cause, dies, or becomes disabled). The Transaction Agreement between the Company and Mr. Witthun provides that in the event of a Termination as a result of a Change in Control, Mr. Witthun will receive consulting and non-compete payments equaling $1,886,000 (in lieu of severance and incentives under the Employment Agreement), all payable over the period beginning on the date of Termination and ending on the third anniversary of the Change in Control. In addition, Mr. Witthun will receive continued pension accruals until October 31, 1998 and medical coverage during the consulting and severance periods, and shall be eligible for the Company's post-retirement medical program. Under each Transaction Agreement, awards previously made under the Company 1992 Stock Compensation plan will vest upon a Change in Control.

  Effective January 1, 1997, Mr. Schneider is no longer employed by the Company.

                 COMPENSATION COMMITTEE REPORT TO STOCKHOLDERS

  The Company's Compensation Committee has determined that a strong link should exist between executive compensation and value created for stockholders. This philosophy is put into practice through incentive compensation programs which tie total compensation directly to the Company's performance and the value received by stockholders.

COMPENSATION PHILOSOPHY

  The Compensation Committee's decisions are based on its belief that compensation is an integral part of the Company's strategic direction which should reflect the value created for stockholders. The Company's compensation programs are structured to reflect the following core principles:

  . Compensation should be meaningfully related to the value created for stockholders and provide executives an opportunity to acquire ownership in the Company;

  . Compensation programs should support the short-term and long-term strategic goals and objectives of the Company;

  . Compensation programs should reflect and promote the Company's values, and reward individuals for outstanding contributions to the Company's success;

  . Compensation plays a critical role in attracting and retaining highly qualified executives;

  . There should be significant "pay at risk" for executive performance within the Company, and,

  . While compensation opportunities should be based in part on individual contribution, total compensation earned by executives should be determined by how the Company performs as a whole.

COMPENSATION MIX AND MEASUREMENT

  The Company's executive compensation program consists of three (3) major components, base salary, annual incentive and long-term incentive, each of which is intended to support the overall compensation philosophy. For purposes of competitive comparisons, the Compensation Committee used data from compensation surveys for companies determined by the Compensation Committee to be of comparable size and market capitalization (the "Comparable Companies"). These are not the same as the Peer Group used for purposes of the stock price performance graph below, but there is overlap. The Comparable Companies include companies with which the Company competes for executives.

  BASE SALARY. Base salary is targeted to be between 80% and 100% of the median of Comparable Companies. The Company does not adjust base salaries every year. Rather, salaries for executives are reviewed by the Compensation Committee periodically and may be adjusted based on:

    (1) the Compensation Committee's assessment that the individual's responsibilities and/or contributions to the Company have increased; and

    (2) significant movement in market competitive pay levels.

  For 1996, the salary of Mr. Witthun was increased based on an increase in responsibilities and an assessment of market competitive salary levels.

  ANNUAL INCENTIVE PLAN. Annual incentives are intended to reflect the Compensation Committee's belief that executive contribution to stockholder returns comes from maximizing earnings and increasing the quality of those earnings. These incentives (at target levels) coupled with base salary, position cash compensation between the 50th and 75th percentiles of the market of Comparable Companies. Awards may range from 0% to 180% of target.

  The Compensation Committee believes that the Company's Annual Incentive Plan (the "Annual Incentive Plan") provides an excellent link between the value created for stockholders and the incentives paid to executives. Under the Annual Incentive Plan, executives do not receive incentive awards unless a specified level of growth in operating profits (threshold) is achieved. Target awards are based on the attainment of financial and strategic objectives, such as growth in revenues and increasing the quality of earnings by diversifying revenue sources among product and geographic parameters, profitability of business placed with affiliated insurers and retention of existing customers.

  LONG-TERM INCENTIVE PLAN. The long-term incentive component is intended to attract, retain and motivate executives to improve long-term stock performance. Executives are encouraged to acquire and hold Company common stock. Executives have the opportunity to earn annual stock option awards based on their performance. Stock options are awarded at fair market value and will only create compensation if the Company's common stock market price per share appreciates in value. Generally, awards vest in equal amounts over three
(3) years and options are exercisable for ten (10) years from the date of the award.

  The target level of options for each executive is based on demonstrated past and expected future performance of the executive. To earn a full award for the performance year, each participant must achieve specific long-term financial and strategic goals. The Compensation Committee determines the number of options to be awarded based on individual executive and overall Company performance in the prior year. The Compensation Committee also takes into consideration prior option awards and the overall equity position of the individual executive.

  Effective January 1, 1995, the Compensation Committee adopted stock ownership guidelines for executives including the executives named in the Summary Compensation Table. Executives are expected to achieve a level of stock ownership equal to a multiple of salary, with the multiple varying depending upon the position (the multiple ranges from 1-4 times salary in the case of the named executives). Shares owned directly or beneficially, restricted shares, shares held in 401(k) accounts and in the money unexercised stock options (limited to 50% of the guidelines) are counted for the purposes of the guidelines. Executives are expected to achieve their guideline level over a five year period beginning January 1, 1995 or their hire date, whichever is later.

TOTAL COMPENSATION

  Total compensation potential (for the highest performing employee officers of the Company) is targeted at the 75th percentile of the market of Comparable Companies. Actual payment of this level of total compensation is based on performance. Aggressive long-term incentives are emphasized to deliver significant compensation for performance above competitive levels when the Company's stockholders also benefit from the executive's performance.

REVIEW OF 1996 PERFORMANCE AND COMPENSATION FOR THE COMPANY'S NAMED OFFICERS

  In carrying out its responsibilities, the Compensation Committee of the Company met on February 20, 1997 and reviewed the following:

    1. The performance and compensation of the Company's officers;

    2. The Annual Incentive Plan 1996 award recommendations; and

    3. Target total compensation and the mix among elements for the Company's executives.

DEDUCTIBILITY CAP ON EXECUTIVE COMPENSATION

  Section 162(m) of the Internal Revenue Code ("Section 162(m)") disallows, subject to limited exceptions, a corporate tax deduction for certain compensation paid in excess of $1 million to the chief executive officer and the four other most highly paid executive officers of publicly-held companies. The Company believes that the stock options and SARs granted at an exercise price not less than the fair market value of the Company's common stock on the date of grant in 1996 and prior years satisfied the requirements of Section 162(m) and thus compensation recognized in connection with such awards should be fully deductible. For 1996, the Company will not be denied a deduction with respect to any amount of compensation paid to any executive officer.

CHIEF EXECUTIVE OFFICER'S COMPENSATION

  Mr. Lytle served as the Chief Executive Officer of the Company through November 1996. Effective December 1, 1996, the Company's Board of Directors elected Mr. Witthun as its President and Chief Executive Officer. Prior to Mr. Witthun's election, Mr. Lytle provided services to the Company through a management agreement with Anthem. Anthem pays Mr. Lytle for his services to Anthem as well as to the Company. The Company reimbursed a portion of the compensation paid to Mr. Lytle, plus other related costs. The amount paid by the Company has varied from year to year depending on Mr. Lytle's contribution as evaluated by the subjective judgment of the Compensation Committee. For the year 1996, the Compensation Committee of the Company authorized the Company to pay Anthem an amount equal to $127,232.

  Mr. Witthun receives all of his pay directly from the Company. The Compensation Committee approved a base salary adjustment and 1996 Annual Incentive Plan award as noted in the Summary Compensation Table, relating to his contributions to Company performance. These decisions were based on the subjective judgment of the Compensation Committee, with particular reference to: (1) the Company's significant earnings and revenue growth over 1995, (2) improved organizational efficiency, through regionalizing operations, (3) continued growth through financially and strategically sound acquisitions, and
(4) disposition (at a gain) of operations that were not core to the Company's strategic plan.

  The above Compensation Committee Report and the Company's Stock Price Performance Graph which follows shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                                       COMPENSATION COMMITTEE

                                                    John C. Aplin (Chair)
                                                    John C. Crane
                                                    Mitchell E. Daniels, Jr.
                                                    Catherine E. Dolan
                                                    Thomas C. Roberts
                                                    James B. Stradtner

                         STOCK PRICE PERFORMANCE GRAPH

  The following graph sets forth the cumulative total return to the Company's stockholders during a 51-month period ended December 31, 1996, as well as an overall stock market index (Standard & Poor's 500 Index) and the Company's selected peer group index (Russell 2000 Index). The performance period in the graph is 51 months because the Company completed the initial public offering of its common stock on October 21, 1992 and, therefore, has only 51 months performance as a public company.

  The Company believes that, at this point in its development, there does not exist a representative industry peer group of companies with a similar business segment profile. The Securities and Exchange Commission has indicated that companies may use a base other than industry or line of business for determining its peer group index, such as an index of companies with similar market capitalization. Accordingly, the Company has selected the Russell 2000 Index, a widely regarded small market capitalization index, to use as a representative peer group.

  As of December 31, 1996, the Company's market capitalization was $376,700,000. The largest company in the Russell 2000 Index (First Merit Corp) has a market capitalization of $1,017,500,000; the smallest company (Saul Centers Inc.) has a market capitalization of $161,900,000; and the median company (Southwestern Energy Co.) has a market capitalization of $352,000,000. The Russell 2000 Index is reconstituted annually to reflect changes in the marketplace. The reconstituted list of securities is based on May 31, 1996 total market capitalization, with the actual reconstitution effective June 30, 1996.



                             [GRAPH APPEARS HERE]


                                   December
                       --------------------------------
                       1992   1993   1994   1995   1996
                       --------------------------------

Acordia, Inc.          138    167    224    204    204
S&P 500                105    116    117    161    198
Russell 2000           115    137    134    172    201

                          TRANSACTIONS WITH DIRECTORS

  Dewey Ballantine, of which William W. Rosenblatt, a member of the Board, is a partner, provides legal services to the Company.

                             CERTAIN TRANSACTIONS

AGREEMENTS WITH ANTHEM

  Many of the Acordia companies which market insurance products underwritten by Anthem or its affiliates perform administrative services in connection with those insurance products. In connection therewith, each such Acordia company has entered into a marketing and agency agreement and an administrative services agreement with Anthem or an affiliate insurer.

  The marketing and agency agreement provides that the Acordia company is appointed as an agent of Anthem (or its affiliated insurer) to solicit new applications and renewal applications for insurance coverage marketed by it and underwritten by Anthem or such affiliated insurer. The administrative services agreement provides that the Acordia company shall perform the following administrative services with regard to insurance contracts underwritten by Anthem or an affiliated insurer: premium billing and collection, adjustment and settlement of claims, customer service correspondence and general clerical and administrative functions. In some cases, the administrative service agreement also provides for the administration of Anthem or its affiliated insurers' health maintenance organizations and other managed care businesses. Anthem or the affiliated insurer may, at its discretion, grant underwriting authority to the Acordia company in accordance with the insurer's underwriting guidelines and the terms of the administrative services agreement. As compensation for these services, Anthem or the affiliated insurer pays the Acordia company a fee primarily based on a percentage of the earned premium. Additionally, Anthem and its affiliated insurers permit the Acordia company to charge insureds a monthly administrative fee pursuant to the administrative services agreement. Anthem and its affiliated insurers paid an aggregate of approximately $290,992,000 to the Company pursuant to these agreements for the year ended December 31, 1996.

  In January 1997, Anthem and the Company, as part of strategic developments within Anthem, decided that the wholesale marketing and distribution functions for Anthem products outside of Indiana, Kentucky and Ohio should be performed by Anthem. Anthem has agreed to pay the Company a one-time cancellation fee of $6.0 million. This fee will be paid one-half during each of the first two quarters of 1997.

MANAGEMENT AGREEMENT

  In June 1992, the Company entered into a management agreement with Anthem pursuant to which Anthem agreed to provide to the Company the services of certain senior management employees. Effective December 31, 1996, the Company has terminated such management agreement. Prior to the termination of the management agreement, the Company reimbursed Anthem for all allocated expenses incurred by Anthem in connection with the furnishing of the services rendered pursuant to the management agreement. The Company paid fees for management services plus allocated expenses to Anthem in the amount of approximately $180,000 for the year ended December 31, 1996.

INTER-COMPANY SERVICES AGREEMENT

  The Company is a party to The Anthem Inter-Company Services Agreement ("Agreement") among Anthem and its subsidiaries pursuant to which the parties thereto are entitled to provide and receive certain administrative and systems services including financial and payroll, legal, auditing, investment, information services, data processing, actuarial, marketing and human resources. Pursuant to the Agreement, the Company reimburses Anthem or its affiliate rendering such services for the actual costs and expenses which Anthem or such affiliate incurs in providing such services or on a reasonable charge basis. In consideration of services under the Agreement, the Company paid to Anthem fees aggregating approximately $95,244,000 for the year ended December 31, 1996.

TAX SHARING AND INDEMNIFICATION AGREEMENTS

  Effective January 1, 1989 (or such later date as a subsidiary first became included in Anthem's consolidated tax return), the Company and its subsidiaries were included in Anthem's state and federal consolidated income tax returns and were parties to a federal and a state income tax sharing agreement with Anthem. The tax sharing agreements provided for the allocation of tax liability among Anthem and its affiliates. Effective October 29, 1992, the Company and its subsidiaries were not eligible to be included in Anthem's federal and most state income tax returns for periods following the October 1992 date since Anthem retained less than 80% of the voting power and the total value of the stock of the Company. The Company and Anthem file together with respect to a few consolidated combined state tax returns. The Company and Anthem have entered into a tax indemnification agreement, pursuant to which Anthem has agreed to indemnify the Company with respect to any federal or state income taxes related to periods prior to the October 1992 date when the Company was a member of Anthem's consolidated group for federal income tax purposes and reflected on the Company's consolidated balance sheet dated December 31, 1991 or accrued in the ordinary course of business consistent with past practices from December 31, 1991 until the October 1992 date.

OTHER

  In June 1992, the Company entered into a sublease agreement with Anthem pursuant to which the Company subleases certain office space and related equipment located at 120 Monument Circle, Indianapolis, Indiana. For the year ended December 31, 1996, the Company made rental payments to Anthem in the amount of $698,000.

  In connection with the initial public offerings of the Company's common stock (the "Offerings"), the Company and Anthem entered into a Registration Rights Agreement pursuant to which the Company granted to Anthem certain rights with respect to registration under the Securities Act of 1933, as amended, of shares of common stock currently held or hereafter acquired by Anthem.

FUTURE TRANSACTIONS WITH AFFILIATES

  The Company's Board of Directors has adopted a resolution to the effect that transactions between the Company or any of its subsidiaries on the one hand, and Anthem and any of its affiliates (other than the Company and its subsidiaries) on the other hand (except transactions in the ordinary course of business or in an amount less than $1,000,000), must be approved by either a committee of disinterested directors of the Company or by a vote of the disinterested members of the Company's Board of Directors. Any loans to officers, directors, stockholders, or affiliates of the Company will be approved by a majority of the disinterested directors of the Company and will be for bona fide business purposes. No such loans have been made to date. See "Information about the Board of Directors and Committees of the Board--Audit and Finance Committee."

                             INDEPENDENT AUDITORS

  Ernst & Young LLP, independent certified public accountants, who have provided accounting services to the Company continuously since its organization, have been appointed by the Board of Directors as the auditors of the Company for the year 1997. Although the selection and appointment of independent auditors is not required to be submitted to a vote of stockholders, the directors have decided as a policy matter to ask the stockholders to ratify the appointment. If the stockholders do not ratify the appointment of Ernst & Young LLP, the selection of independent auditors will be reconsidered and determined by the Board of Directors upon recommendation of the Audit and Finance Committee. The Board of Directors of the Company recommends a vote "FOR" the approval of the Independent Auditors.

  Ratification of this appointment requires that the number of votes cast in favor of ratification exceed the number of votes cast opposing ratification. Only votes cast for or against ratification will be counted, except that the accompanying proxy will be voted in favor of ratification in absence of instructions to the contrary. Abstentions and broker non-votes will not change the number of votes cast for or against the proposal.

  A representative of Ernst & Young LLP, will attend the Annual Meeting. Such representative will have the opportunity to make a statement if he so wishes and will respond to appropriate questions.

                                 OTHER MATTERS

  The Board of Directors knows of no business other than that described herein that will be presented for consideration at the Annual Meeting. If, however, other business shall properly come before the meeting, the persons named in the enclosed form of proxy intend to vote the shares represented by said proxies on such matters in accordance with their judgment in the best interest of the Company.

                            STOCKHOLDERS' PROPOSALS

  Under the rules of the Securities and Exchange Commission, any proposal which a stockholder intends to present at the 1998 Annual Meeting of the Company and have included in the Proxy Statement and Proxy for that meeting must be received by December 12, 1997, at the Company's principal executive offices, 120 Monument Circle, Indianapolis, Indiana 46204. Any such proposal must be accompanied by the notice required by the rules of the Securities and Exchange Commission, must otherwise comply with those rules and should be addressed to the attention of the Secretary of the Company.

  In addition, the Company's By-laws require that a stockholder must give advance notice of not less than sixty (60) days of any business such stockholder intends to bring before a meeting of stockholders unless notice of the date of the meeting is given on a date which is less than sixty days before the meeting. In that event, notice by the stockholder to be timely must be received not later than the close of business on the fifth day following the day on which such notice was mailed.

  A copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, as filed with the Securities and Exchange Commission, excluding certain exhibits thereto, may be obtained without charge, by contacting Investor Relations, Acordia, Inc., 120 Monument Circle, Indianapolis, Indiana 46204.

                                          ACORDIA, INC.

LOGO
                                 ACORDIA INC.
 PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY FOR ANNUAL
                MEETING OF STOCKHOLDERS TO BE HELD MAY 13, 1997
P R O X Y

    The undersigned hereby constitutes and
    appoints Ernest J. Newborn, Jr. and Nancy
    K. Wilhite, and each of them, his true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Acordia Inc. to be held at the Hilbert
    Circle Theatre 45 Monument Circle,
    Indianapolis, IN on Tuesday, May 13, 1997, and at any adjournments thereof, on all matters coming before said meeting.

    Election of Directors,               (change of address/comments)
    Nominees:                  ________________________________________________

                               ________________________________________________
    Birch E. Bayh, Catherine   ________________________________________________
    E. Dolan, James B.         ________________________________________________
    Stradtner, Frank C.        (If you have written in the above space, please
    Witthun                    mark the corresponding box on the reverse side
                               of this card)

    YOU ARE ENCOURAGED TO SPECIFY YOUR
    CHOICES BY MARKING THE APPROPRIATE
    BOXES, SEE REVERSE SIDE, BUT YOU NEED
    NOT MARK ANY BOXES IF YOU WISH TO VOTE
    IN ACCORDANCE WITH THE BOARD OF
    DIRECTORS' RECOMMENDATIONS. THE ABOVE
    NAMED PROXIES CANNOT VOTE YOUR SHARES
    UNLESS YOU SIGN AND RETURN THIS CARD.

                                        SEE REVERSE
                                           SIDE

[X]  PLEASE MARK YOUR                                          9693
     VOTES AS IN THIS
     EXAMPLE.


     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ELECTION OF DIRECTORS, AND FOR PROPOSAL 2.




1. Election of Directors. (see reverse)

FOR             WITHHELD
[  ]            [  ]

2. Approval of independent auditors.

FOR     AGAINST ABSTAIN
[  ]    [  ]    [  ]

FOR, except vote withheld from the following nominee(s):

------------------------


SIGNATURE(S) _____________________________  DATE__________


NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.